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                       [Letterhead of Bouwer & Officier]


To the Board of Directors of
DiamondCluster International B.V.
The Hague



The Hague, February 12, 2001



We hereby consent the inclusion of our report dated October 11, 2000 on the financial statements for DiamondCluster International B.V. to be included in the Registration Statement on form 8-K/A of DiamondCluster International, Inc.

Bouwer & Officier Accountants

/s/ C.M. Oosterling

C.M. Oosterling RA